EXHIBIT 10.3
SYSCO CORPORATION
NON-EMPLOYEE DIRECTORS STOCK ELECTION POLICY

ARTICLE 1
General

     This Non-Employee Directors Stock Election Policy (the “Policy”) is established pursuant to the Sysco Corporation 2013 Long-Term Incentive Plan, and any shareholder approved successor plan thereto, to attract, retain and compensate for service as members of the Board of Directors highly qualified individuals who are not current employees of Sysco Corporation (the “Corporation”) and to enable them to increase their ownership in the Corporation’s common stock. This Policy will be beneficial to the Corporation and its stockholders, since it will allow these Directors to have a greater personal financial stake in the Corporation through the ownership of the Corporation’s common stock, in addition to underscoring their common interest with stockholders in increasing the value of the Corporation over the longer term.

SECTION 1.1     Definitions. Capitalized terms used in the Policy, in addition to the other definitions contained herein, shall be defined as set forth below:

•	Common Stock. The term “Common Stock” means the Corporation’s Common Stock, $1.00 par value per share.

•
Fair Market Value. The term “Fair Market Value” means, as of a particular date, the last closing price of the Common Stock on the first business day prior to that date on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on any other exchange or quotation system on which the Common Stock is listed or quoted.

ARTICLE 2
Election to Receive Common Stock

SECTION 2.1     Eligibility.

(a)    A Non-Employee Director who is otherwise eligible to receive cash payment for services provided as a Director may elect to receive up to 100% of his or her annual retainer fee (excluding (i) any additional retainer fee paid for serving as a committee chairman (a “Committee Chairman”), (ii) any fees or other amounts payable for attendance at the meetings of the Board or for service on any committee thereof and (iii) any additional retainer fee paid to a Non-Executive Chairman of the Board (a “Board Chairman”) for his or her service in such capacity), in 10% increments, in the form of Common Stock (a “Stock Election”), subject to the following terms of this Article 2.

(b)    In addition to the Stock Election, a Board Chairman or a Committee Chairman who is otherwise eligible to receive an additional cash payment for his or her service in such capacity (the “Chairman’s Fee”) may elect to receive up to 100% of such Chairman’s Fee, in 10% increments, in the form of Common Stock (a “Chairman’s Stock Election”), subject to the following terms of this Article 2.

(c)    The amount of the fee which a Non-Employee Director, Board Chairman or Committee Chairman elects to receive in Common Stock is referred to herein as the “Elected Amount.” The Elected Amount shall be deducted ratably from the quarterly cash payments of the annual retainer fee payable to such Non-Employer Director, Board Chairman or Committee Chairman in that calendar year in which the Elected Amount would have been paid but for the Stock Election.

     SECTION 2.2     Common Stock.

(a)    Any Non-Employee Director, Board Chairman or Committee Chairman who makes a Stock Election or Chairman’s Stock Election pursuant to Section 2.1 (an “Electing Director”) shall have an account created on the books of the Corporation to which shares of Common Stock shall be credited and debited as provided in this Article 2 (the “Stock Account”).

(b)    The “Eligible Elected Amount” is the lesser of a Non-Employee Director’s Stock Election made pursuant to Section 2.1(a) or 50% of his or her annual retainer fee eligible for a Stock Election made pursuant to Section 2.1(a). With respect to this Section 2.2(b), only a Non-Employee Director’s Eligible Elected Amount shall be used in the calculation of Additional Shares, as described in Section 2.2(b)(ii) below. Each Electing Director who makes a Stock Election pursuant to Section 2.1(a) shall have credited to his or her Stock Account on the date of each quarterly payment of the annual retainer fee (the “Quarterly Payment Date”) the sum of (i) that number of shares of Common Stock determined by dividing his or her Elected Amount attributable to a Stock Election made pursuant to Section 2.1(a) by the Fair Market Value on such Quarterly Payment Date (such shares are referred to as “Elected Shares”) and (ii) that number of shares of Common Stock determined by dividing 50% of the Eligible Elected Amount by the Fair Market Value on such Quarterly Payment Date (such shares are referred to as “Additional Shares”).

(c)    Any Board Chairman or Committee Chairman who makes a Chairman’s Stock Election pursuant to Section 2.1(b) shall have credited to his or her Stock Account on the Quarterly Payment Date that number of shares of Common Stock determined by dividing his or her Elected Amount attributable to a Chairman’s Stock Election made pursuant to Section 2.1(b) by the Fair Market Value on such Quarterly Payment Date (such shares are referred to as “Chairman’s Elected Shares”). For purposes of this Policy, all references to “Elected Shares” shall be deemed to include the Chairman’s Elected Shares.

SECTION 2.3     Vesting, Voting and Dividends.

(a)    All Elected Shares and Additional Shares shall be 100% vested as of the date they are credited to the Electing Director’s Stock Account. Elected Shares may not be sold or transferred prior to the date they are issued. Additional Shares may not be sold or transferred for a period of one year after the date as of which they are issued (or, if deferred, the date as of which they would have been issued, but for the deferral) and such shares shall bear a legend setting forth this restriction (the “Restriction”). The Restriction shall remain in effect after the date an Electing Director ceases to be a Director; provided, however, that the Restriction shall lapse and be of no further force or effect on the date of a Change in Control, as defined below.

(b)    During the period between (i) the date on which Elected Shares and Additional Shares are credited to the Electing Director’s Stock Account and (ii) the date on which such Elected Shares and Additional Shares are issued to the Electing Director, such Electing Director shall have no voting rights with respect to any such Elected Shares or Additional Shares, but shall be entitled to receive cash dividends paid with respect to the underlying shares.

(c)    For purposes of this Policy, “Change in Control” means:

(i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of Common Stock of the Corporation (the “Outstanding Corporation Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Corporation, (2) any acquisition by the Corporation, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any company controlled by, controlling or under common control with the Corporation or (4) any acquisition by any corporation pursuant to a transaction that complies with subparagraphs (iii)(A), (iii)(B) and (iii)(C) below;

(ii)    The occurrence of the following: Individuals who, as of February 24, 2017, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to February 24, 2017 whose election, or nomination for election, by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions to one another as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)    Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

SECTION 2.4     Date of Issuance. The effective date of issuance of Common Stock issued pursuant to this Article 2 (the “Issue Date”) shall be December 31 for any year as to which a Non-Employee Director, Board Chairman or Committee Chairman has made a Stock Election or Chairman’s Stock Election as described in Section 2.1 hereof, or if December 31 is not a business day for the Corporation’s transfer agent, the last business day of the Corporation’s transfer agent prior to December 31. On, or as soon as practicable after, the Issue Date, a certificate for the total number of vested shares in his or her account on the Issue Date shall be issued to such Electing Director subject to the other terms and conditions of this Policy, and at that time, the balance in such Electing Director’s Stock Account shall be debited by the number of shares issued. Notwithstanding the foregoing, if a Non-Employee Director, Board Chairman or Committee Chairman ceases to be a director for any reason when there are shares credited to such director’s Stock Account, certificates for such shares shall be issued within 60 days of the date such Non-Employee Director, Board Chairman or Committee Chairman ceases to be a Director and the Issue Date of such shares shall be the date such Non-Employee Director ceased to be a director.

SECTION 2.5     Method of Election. A Non-Employee Director, Board Chairman or Committee Chairman who wishes to make a Stock Election or Chairman’s Stock Election must deliver to the Secretary of the Corporation a written irrevocable election specifying the Elected Amount by December 31 of the calendar year immediately prior to the calendar year to which the Stock Election or Chairman’s Stock Election relates (or at such other time required under rules established by the Board).

ARTICLE 3
Miscellaneous

SECTION 3.1     Administration. This Policy shall be administered by the Board of Directors of the Corporation. This Policy may be terminated or amended by the Board of Directors as they deem advisable. The Board may delegate its authority hereunder to the Non-Employee Directors, or to any two or more thereof.

SECTION 3.2     No Other Rights. Except as provided in this Policy, no Non-Employee Director shall have any claim or right to be granted or issued Elected Shares or Additional Shares under this Policy. Neither this Policy nor any actions hereunder shall be construed as giving any Director any right to be retained as a director of the Corporation.

SECTION 3.3     Regulations and Other Approvals.
(a) The obligation of the Corporation to deliver Common Stock with respect to any award of Elected Shares or Additional Shares (each, an “Award”) granted under the Sysco Corporation 2013 Long-Term Incentive Plan, and any shareholder approved successor plan thereto shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board.
(b) Each Award is subject to the requirement that, if at any time the Board determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Policy is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Board.
(c) In the event that the disposition of Common Stock acquired pursuant to the Sysco Corporation 2013 Long-Term Incentive Plan, and any shareholder approved successor plan thereto is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act, or regulations thereunder, and applicable state securities laws, and the Board may require a grantee receiving Common Stock pursuant to the Policy, as a condition precedent to receipt of such Common Stock, to represent to the Corporation in writing that the Common Stock acquired by such grantee is acquired for investment only and not with a view to distribution.
(d) With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Corporation that the Policy and all transactions under the Policy comply with all applicable provisions of Rule 16b-3, as promulgated under the Exchange Act.